Exhibit 10.1

Valpey-Fisher Corporation Key Employee Bonus Plan For
Fiscal Year 2011

Purpose of Plan
To provide an incentive to those employees who have a major impact on the success, growth and profitability of the company.

Eligibility
Must be a full time employee and be in continued employment of the Company for the entire fiscal year, unless a waiver of this provision is approved in advance of hiring by the Compensation Committee.

Participants
The plan participants will include the CEO and the Management Staff.

Bonus Pool
The 2011 bonus pool is based on achieving certain new orders and sales amounts and a targeted gross profit percentage and will be calculated based on the adjusted operating profit amounts listed below.  Adjusted operating profit is defined as operating profit before key employee bonus plan, stock-based compensation and 401K match expenses.

Adjusted Operating Profit	Cumulative Bonus Amount

850,000	136,000
900,000	162,000
950,000	190,000
1,000,000	220,000
1,100,000	264,000
1,250,000	325,000

For adjusted operating profit amounts between the listed amounts, the bonus amount will be prorated.

For adjusted operating profit in excess of $1,250,000 the Board of Directors will determine the bonus amount.

The bonus amount may include a profit sharing contribution for the year ended December 31, 2011 as determined by the Board of Directors and would be limited to a maximum of 10% of the total bonus payout.  The CEO may also reserve up to 10% of the bonus amount for awards to employees who provided critical support for the growth and or operating performance of the Company and were not included in the management staff category

Bonus Payout
Each plan participant will have individual objectives based on their particular area of responsibilities.  An individual objective can make up to 50% of the individual’s bonus.  The CEO will decide the weights of the individual objective as part of the total payout.   In the case of the CEO the Compensation Committee will decide.

A plan participant’s bonus amount will range from 0% to 100% of base salary.

The Compensation Committee will recommend the bonus payout amount for the CEO to the Board of Directors for its approval. The CEO will recommend the distribution payout for the remaining participants, which will then be reviewed by the Compensation Committee before making recommendations to the Board of Directors for its approval.